RELEASE AND TERMINATION
                           OF UNCONDITIONAL GUARANTEE
                           OF PAYMENT AND PERFORMANCE


          THIS RELEASE AND TERMINATION OF UNCONDITIONAL GUARANTEE OF PAYMENT AND PERFORMANCE (this "Release") is made as of December ___, 1993, by GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC"), on the following terms and conditions:


                                    RECITALS:


          A. GECC has made a loan (the "Loan") to MXM Mortgage Corp. and MXM Mortgage L.P. (collectively, "Borrower"), as evidenced by Promissory Note dated June 17, 1991, in the stated principal amount of $115,220,000, executed by MXM Mortgage Corp., bearing interest and being payable to the order of GECC as therein provided, and by Promissory Note dated December 30, 1992, in the stated principal amount of $17,740,000, executed by MXM Mortgage Corp., bearing interest and being payable to the order of GECC as therein provided (collectively, the "Note");

          B. As a condition to GECC making the Loan, MAXXAM INC., a Delaware corporation, and MAXXAM GROUP INC., a Delaware corporation (Maxxam Inc. and Maxxam Group Inc. being herein collectively called "Guarantors"), executed and delivered to GECC that Unconditional Guarantee of Payment and Performance dated June 17, 1991 (the "Guarantee"), guaranteeing to GECC the payment and performance of certain obligations of Borrower relating to the Loan;

          C. All capitalized terms in this Release, unless otherwise defined herein, shall have the same meanings assigned to such terms in the Guarantee;

          D. Section 1.14 of the Guarantee provides that when Borrower and Guarantors shall have demonstrated that the annualized Net Operating Income of the Mortgage Loans and the Real Property, over a consecutive six (6)-month period, is greater than the annual accrual of interest on the Note and any Funding Availability (the "Income Achievement Requirement"), then on request by Borrower, GECC will deliver a release and termination of Guarantors' guarantee of the Guaranteed Indebtedness under the Guarantee;

          E. Section 1.15 of the Guarantee provides that when GECC acknowledges to Borrower and Guarantors that Mandatory Principal Reductions are no longer required, the Asset Enhancement Guarantee under the Guarantee shall be suspended or released; and

          F.   Borrower and Guarantors have satisfied the Income
     Achievement Requirement and have requested the release and termination of the guarantee of the Guaranteed Indebtedness in accordance with
     Section 1.14 of the Guarantee and GECC has determined that Mandatory Principal Reductions are no longer required;


                             RELEASE AND TERMINATION


          NOW, THEREFORE, for the premises considered, GECC has released and terminated and does hereby release and terminate Guarantors' guarantee of the Guaranteed Indebtedness under the Guarantee and further has released and terminated and does hereby release and terminate the Asset Enhancement Guarantee under the Guarantee.


          EXECUTED as of the date and year first above recited.


                              GENERAL ELECTRIC CAPITAL CORPORATION,
                              a New York corporation


                              By:
                                 Ty Albright, Project Manager